O'Shaughnessy Funds Inc.

                  Building New Standards For Investment Success

                           Dogs of the Market Fund(TM)

                  35 Mason Street, Greenwich, Connecticut 06830
                        Toll-Free 877-OSFUNDS (673-8637)
                                 www.osfunds.com
                              NASDAQ Symbol: OSDGX

THE FUND

O'Shaughnessy Dogs of the Market Fund(TM) (the "Fund") is an investment portfolio or series of O'Shaughnessy Funds, Inc., an open-end management investment company with multiple portfolios or series available for investment.

INVESTMENT OBJECTIVE

The investment objective of the Fund is to seek total return, consisting of capital appreciation and current income.

STRATEGY INDEXING

The Fund seeks to achieve its investment objective through a process of Strategy Indexing(R) which is pursued through the implementation of an investment strategy developed by O'Shaughnessy Capital Management, Inc., the Fund's investment manager (the "Manager"). The Fund invests substantially all of its assets in common stocks selected through this strategy.

The investment strategy of the Dogs of the Market Fund (the "Dogs of the Market Strategy") entails the selection of 30 common stocks from the Dow Jones
Industrial Average and the S&P 400 Industrial Average which are high dividend yielding common stocks of large well-established companies and meet certain criteria as described in this prospectus. (The Dogs of the Market Strategy is referred to as a "Strategy.") For a more detailed description of the Fund's investment strategy, see "About the Fund - Investment Objective and Policies."

PURCHASE OF SHARES

Shares of the Fund will be offered to investors during the continuous offering at a price equal to the next determined net asset value per share. There are no fees or charges to purchase or sell shares or to reinvest dividends, however, a fee applies to certain short-term redemptions, see "Information About Your Account - Redemption of Shares". There are no Rule 12b-1 fees.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PROSPECTUS
November 30, 1998

This Prospectus contains the information you should know about the Fund before you invest. Please keep it for future reference. A statement containing additional information about the Fund, dated November 30, 1998 has been filed with the Securities and Exchange Commission and is incorporated by reference into this Prospectus. It is available, at no charge, by calling or by writing the Fund at the telephone number or address set forth above. The SEC maintains an internet site (http://www.sec.gov) that contains the SAI, other material incorporated by reference and other information about companies that file electronically with the SEC.

O'Shaughnessy Capital Management, Inc.
Manager

First Fund Distributors, Inc.
Distributor

TABLE OF CONTENTS

About the Fund .............................................  3
Financial Highlights .......................................  5
Management and Organization of the Fund .................... 12
Information about Your Account ............................. 14
Information on Distributions and Taxes ..................... 21
Performance Information .................................... 22
Net Asset Value ............................................ 22
Other Shareholder Services ................................. 23

                                 ABOUT THE FUND

TRANSACTION AND FUND EXPENSES

The following table and example should help you understand the kinds of expenses you will bear directly or indirectly as a Fund shareholder. In the table, "Shareholder Transaction Expenses," shows that you pay no sales charges. All the money you invest in the Fund goes to work for you, subject to the fees noted in the table. "Annual Fund Operating Expenses" shows how much it would cost to operate the Fund for a year, based on estimated expenses through the end of the Fund's first full year. These costs you pay indirectly, because they are deducted from the Fund's total assets before the daily share price is calculated and before dividends and other distributions are made. You will not see these expenses on your account statement.

Fee Table
Shareholder Transaction Expenses:
Maximum Sales Charge Imposed on
Purchases (as a percentage of offering price)                 None
Maximum Sales Charge Imposed on
Dividend Reinvestments                                        None
Deferred Sales Charge (as a percentage of original
purchase price or redemption proceeds, whichever is lower)    None
Redemption fee (a)
(on shares held less than 90 days)                            1.50%
Exchange Fee (a) (b)
(on shares held less than 90 days)                            1.50%

Annual Fund Operating Expenses
(as a percentage of average net assets):
Management Fees (c) (d)                                       0.74%
Rule 12b-1 Fees                                               None
Other Expenses (d)                                            0.72%
Total Fund Operating Expenses (d)                             1.46%

1.46% was the Fund's operating expense ratio for the fiscal year ended September 30, 1998. The Advisor is limiting the Fund's operating expense ratio to 1.09% for the fiscal year ending September 30, 1999.

(a) A 1.5% redemption fee, payable to the Funds, will be assessed on shares purchased and held for less than 90 days. Shareholders who effect redemptions of Fund shares by wire transfer will pay a $12.00 wire transfer fee. See "Information About Your Account - Redemption of Shares."

(b) Shareholders who effect exchanges of shares of the Fund for shares of another fund by telephone in accordance with the exchange privilege will be charged a $5.00 exchange fee in addition to any fees applicable as indicated in footnote (a). See "Information About Your Account - Exchange Privilege."

(c)  See "Management and Organization of the Fund - Management."

(d) To limit the Fund's expenses, the Manager has voluntarily agreed to reduce its fees or reimburse the Fund through at least September 30, 1999 to ensure that the Fund's total operating expenses do not exceed 1.09% of average net assets annually. Any such reductions made by the Manager in its fees or reimbursement of expenses with respect to the Fund are subject to reimbursement by the Fund to the Manager (recapture by the Manager), provided the Fund is able to effect such reimbursement while keeping total operating expenses at or below 1.09% of average net assets annually, and that no reimbursement will be made after September 30, 2000. Any amounts reimbursed will have the effect of increasing fees otherwise paid by the Fund.

EXAMPLE:

An investor would pay the following  expenses on a $1,000  investment  assuming:
(1) the operating expense ratio set forth in the table above; (2) a 5% annual return throughout the period; and (3) redemption at the end of the period:
Cumulative Expenses Paid for the Period of:

One year                                $ 15
Three years                             $ 47
Five years                              $ 80
Ten years                               $176

The table and example are intended to assist investors in understanding the costs and expenses that a shareholder in the Fund will bear directly or indirectly. The example should not be considered a representation of past or future expenses or annual rate of return, and actual expenses or annual rate of return may be more or less than those shown.

                              FINANCIAL HIGHLIGHTS

The table that follows is included in the Fund's Annual Report and has been audited by McGladrey & Pullen, LLP, Independent Certified Public Accountants. Their reports on the financial statements and financial highlights are included in the Annual Report. The financial statements and financial highlights are incorporated by reference into (are legally a part of) the Fund's Statement of Additional Information.

Per Share Operating Performance
(For a share outstanding throughout the period)

                                                Year          November 1, 1996*
                                               Ended               through
                                         September 30, 1998   September 30, 1997
                                         ------------------   ------------------
Net asset value, beginning of period         $ 11.96               $ 10.00
Income from investment operations:
   Net investment income                        0.10                  0.10
   Net realized & unrealized gain
        on investments                          0.02                  1.87
Total from investment operations                0.12                  1.97

Less distributions:
   From net investment income                  (0.09)                (0.01)
   From net capital gains                      (0.59)                (0.00)
Total distributions                            (0.68)                (0.01)

Net asset value, end of period               $ 11.40               $ 11.96

Total Return                                    0.74%                19.74%**

Ratios/supplemental data:
Net assets, end of period (millions)         $  22.6               $   7.2

Ratio of expenses to average net assets:
   Before expense reimbursement                 1.46%                 4.28%+
   After expense reimbursement                  1.46%                 1.99%+

Ratio of net investment income
        (loss) to average net assets:
   Before expense reimbursement                 1.24%                (0.51%)+
   After expense reimbursement                  1.24%                 1.78%+

Portfolio turnover rate                        44.35%               118.44%

*  Commencement of operations.
** Not Annualized.
+  Annualized.

                       INVESTMENT OBJECTIVE AND POLICIES

To help you decide whether the Fund is appropriate for you, this section takes a closer look at the Fund's investment objective and policies.

WHAT IS THE FUND'S OBJECTIVE?

The investment objective of the Fund is to seek total return, consisting of capital appreciation and current income. There can be no assurance that the Fund will achieve its investment objective.

HOW DOES THE FUND ACHIEVE ITS OBJECTIVE?

The Dogs of the Market Fund seeks to achieve its investment objective through a process of Strategy Indexing(R), which is pursued through the implementation of the Dogs of the Market Strategy. This Strategy was developed by the Manager.

Other than assets temporarily maintained in cash or liquid short-term securities pending investment to meet redemption requests or to comply with federal tax laws applicable to mutual funds, the Fund will invest substantially all of its assets in common stocks selected through the Strategy as described more fully below.

WHAT IS THE DOGS OF THE MARKET STRATEGY?

The Dogs of the Market Strategy selects thirty stocks using the following selection criteria:

1. Ten stocks in the Fund's portfolio will be the highest yielding stocks from the Dow Jones Industrial Average1 (the "Dow Dogs").

2. Twenty stocks will be the highest yielding stocks from the S&P 400 Industrial Average that also have: a) market capitalization exceeding $1 billion and (b) an issue of common stock outstanding rated A or higher by Standard & Poor's.

HOW DOES INVESTMENT THROUGH THE DOGS OF THE MARKET STRATEGY WORK?

Upon implementation of the Strategy, the Manager purchased 30 stocks for the Fund as dictated by the Dogs of the Market Strategy, based on information as of that date. The Fund's holdings of each stock in its portfolio were initially weighted equally by dollar amount. Thereafter, the Manager re-balances the portfolio of the Fund annually in the first month of the succeeding year (the "Re-Balance Date"), in accordance with the Fund's Strategy, based on information determined on or about the immediately preceding December 31. That is, on the Re-Balance Date of each year, stocks meeting the Strategy's criteria based on information determined on or about immediately preceding December 31 will be purchased for the Fund to the extent not then held, stocks which no longer meet the criteria as of such date will be sold, and the holdings of all stocks in the Fund that continue to meet the criteria will be appropriately increased or decreased to result in equal weighting of all stocks in the portfolio.

1. "Dow Jones Industrial Average" is a trademark of Dow Jones & Company, Inc. ("Dow Jones"). Neither the Fund nor the Manager is affiliated with, nor is the Fund sponsored by Dow Jones. Dow Jones has not participated in any way in the creation of the Fund or in the selection of stocks included in the Fund, nor has Dow Jones reviewed or approved any information included in this Prospectus.

When the Fund receives new cash flow from the sale of its shares over the course of the year, such cash will first be used to the extent necessary to meet redemptions. The balance of any such cash will be invested in the 30 stocks selected for the Fund pursuant to the Strategy as of the most recent rebalancing of the Fund's portfolio, in proportion to the current weightings of such stocks in the portfolio and without any intention to rebalance the portfolio on an interim basis. It is anticipated that such purchases will generally be made on a weekly basis, but may be on a more or less frequent basis in the discretion of the Manager, depending on certain factors, including the size of the Fund and the amount of cash to be invested. To the extent redemptions exceed new cash flow into the Fund, the Fund will meet redemption requests by selling securities on a pro rata basis, based on the current weightings of such securities in the portfolio. Thus, interim purchases and sales of securities between annual Re-Balance Dates will be based on current portfolio weightings and will be made without regard to whether or not a particular security continues to meet the Strategy's criteria.

WILL THE MANAGER DEVIATE FROM THE STRATEGY?

The Manager is committed to a rigorous, disciplined approach and cannot presently anticipate any circumstances which would cause it to diverge from the Strategy described above in managing the Fund.

IS THERE ANYTHING ELSE I SHOULD KNOW ABOUT THE STRATEGY?

The Fund offers a disciplined approach to investing, based on a buy and hold philosophy over the course of each year, which ignores market timing and rejects active management. The Fund will adhere to its Strategy regardless of the performance of the stock market in a particular period.

The Manager anticipates that the 30 stocks held in the Fund's portfolio will remain the same throughout the course of a year, despite any adverse developments concerning an issuer, an industry, the economy or the stock market generally. However, if during the course of a year it is determined that earnings or other factual criteria that form the basis for selecting a security are false or incorrect, the Manager reserves the right to replace such a security with another meeting the criteria of the Strategy. Also, due to purchases and redemptions of Fund shares during the year, changes in the market value of the stock positions held in the Fund's portfolio and compliance with the federal tax laws, it is likely that stock positions will not be weighted equally at all times during a year.

The Fund will be substantially fully invested in stocks selected as described above at all times.

HOW CAN I DECIDE IF THE FUND IS AN APPROPRIATE INVESTMENT FOR ME?

Consider your investment goals, your time horizon for achieving them, and your tolerance of risk. The Fund is not an appropriate investment for those who seek short-term investments, since the Manager expects the benefits of investing in the Fund to be derived from investing assets in accordance with the Strategy over the long-term. See "What is the historical performance of the Strategy?" below. A discussion of the risks associated with investment in the Fund is contained in "Risk Factors" below.

IS THERE OTHER INFORMATION I SHOULD REVIEW BEFORE MAKING A DECISION?

Be sure to review "Other Investment Policies and Practices" which discusses certain additional investment practices of the Fund. In addition, historical information relating to the performance of the Strategy over time is discussed below.

WHAT IS THE HISTORICAL PERFORMANCE OF THE STRATEGY?

The following graphs and tables compare the actual performance of the S&P 500 Index (the "S&P 500"), the hypothetical performance of the Strategy for the historical periods indicated and the actual performance of the Dogs of the Market Fund for 1997. Returns for the Strategy are the returns on a hypothetical portfolio of stocks which was rebalanced annually in accordance with the Strategy for the historical periods indicated. The Strategy has been developed and tested solely by the Manager.

Actual performance of the Fund may differ from the quoted performance of the Strategy for the following reasons: the Fund may not be fully invested at all times; not all stocks in the Fund's portfolio may be weighted equally at all times due to appreciation or depreciation in a stock's value; purchases and sales of stocks for the Fund's portfolio are likely to occur between annual rebalancings due to cash inflows and outflows (from purchases and redemptions of Fund shares) during the year; in managing the Fund, the Manager may make limited modifications to the Strategy as necessary to comply with federal tax laws; and the returns of the Strategy do not reflect the advisory fees, commission costs, expenses or taxes which would be borne by the Fund.

Because the returns for the Strategy are hypothetical, they do not represent actual trading or the impact that material economic and market factors might have had on the Manager's decision-making under actual circumstances. However, except as described above, the Manager can presently foresee no circumstances that would cause deviation from the Strategy in managing the Fund. All returns contained in the graphs and charts below reflect reinvestment of dividends and other earnings.

                   Date           S&P 500        Dogs of the Market Fund
                   ----           -------        -----------------------
                 31-Dec-74         10,000                10,000
                 31-Dec-75         13,721                15,052
                 31-Dec-76         16,993                19,644
                 31-Dec-77         15,772                19,094
                 31-Dec-78         16,807                19,881
                 31-Dec-79         19,906                23,968
                 31-Dec-80         26,360                29,060
                 31-Dec-81         25,066                31,154
                 31-Dec-82         30,432                41,085
                 31-Dec-83         37,283                54,242
                 31-Dec-84         39,620                59,476
                 31-Dec-85         52,362                78,629
                 31-Dec-86         62,033                98,969
                 31-Dec-87         65,278               106,714
                 31-Dec-88         76,251               138,092
                 31-Dec-89        100,262               178,387
                 31-Dec-90         97,084               177,564
                 31-Dec-91        126,743               235,063
                 31-Dec-92        136,465               267,390
                 31-Dec-93        150,097               301,552
                 31-Dec-94        152,064               316,539
                 31-Dec-95        208,981               433,279
                 31-Dec-96        257,193               523,270
                 31-Dec-97        342,993               658,274

                 O'Shaughnessy Dogs of the Market Strategy Index
            vs. the S&P 500* (December 31, 1974 - December 31, 1997)

               Year Ending        S&P 500       Dogs of the Market Strategy
               -----------        -------       ---------------------------
                 12/31/75          37.20%                  50.52%
                 12/31/76          23.84%                  30.51%
                 12/31/77          -7.18%                  -2.80%
                 12/31/78           6.56%                   4.12%
                 12/31/79          18.44%                  20.56%
                 12/31/80          32.42%                  21.25%
                 12/31/81          -4.91%                   7.20%
                 12/31/82          21.41%                  31.88%
                 12/31/83          22.51%                  32.02%
                 12/31/84           6.27%                   9.65%
                 12/31/85          32.16%                  32.20%
                 12/31/86          18.47%                  25.87%
                 12/31/87           5.23%                   7.83%
                 12/31/88          16.81%                  29.40%
                 12/31/89          31.49%                  29.18%
                 12/31/90          -3.17%                  -0.46%
                 12/31/91          30.55%                  32.38%
                 12/31/92           7.67%                  13.75%
                 12/31/93           9.99%                  12.78%
                 12/31/94           1.31%                   4.97%
                 12/31/95          37.43%                  36.88%
                 12/31/96          23.07%                  20.77%
                 12/31/97          33.36%                  25.80%
----------
+ Returns for 1997 are actual for the Dogs of the Market Fund, net of fees and expenses.
* This Chart and the Index Performance Statistics and Comparisons represent past performance of the S&P 500, an unmanaged index of securities, and the Dogs of the Market Strategy, but not the Dogs of the Market Fund, applied retroactively, and should not be considered indicative of future results. The performance of the strategy shown is a hypothetical example of the performance of the strategy found in the backtest, using an initial $10,000 value, if the Strategy had been in existence and employed from 1974 through 1996, together with the actual return of the O'Shaughnessy Dogs of the Market Fund for 1997. Performance of the Strategy and the S&P 500 do not reflect advisory fees, commissions, expenses or taxes that the Fund bears. The Strategy's performance as well as that of the S&P 500 would be lower if such fees and expenses were deducted. Read the prospectus carefully before investing.

              Summary results for S&P 500 and Hypothetical Results
                     for Dogs of the Market Strategy Stocks,
                      December 31, 1974 December 31, 1997.

These Performance Statistics and Comparisons represent past performance of the S&P 500, an unmanaged index of securities, and the Dogs of the Market Strategy, but not the Dogs of the Market Fund, applied retroactively, and should not be considered indicative of future results. The performance of the strategy shown is a hypothetical example of the performance of the strategy found in the backtest, using an initial $10,000 value, if the Strategy had been in existence and employed from 1974 through 1996, together with the actual return of the O'Shaughnessy Dogs of the Market Fund for 1997. Performance of the Strategy and the S&P 500 do not reflect advisory fees, commissions, expenses or taxes that the Fund bears. The Strategy's performance as well as that of the S&P 500 would be lower if such fees and expenses were deducted. Read the prospectus carefully before investing.


                                    S&P 500        Dogs of the Market Strategy
                                    -------        ---------------------------
   Arithmetic average                   17.43%                20.71%
   Standard deviation
      of return                         13.68%                13.31%
   Sharpe risk-adjusted ratio*          76.00                103.00
   3-yr compounded**                    31.15%                27.64%
   5-yr compounded**                    20.24%                19.74%
   10-yr compounded*                    18.05%                19.96%
   15-yr compounded**                   17.52%                20.31%
   20-yr compounded**                   16.65%                19.36%
   Compound Annual Return               16.61%                19.97%

   $10,000 becomes:               $342,992.70           $658,274.25
----------
* The Sharpe ratio takes a portfolio's volatility, as measured by its standard deviation of return, into account. The higher the Sharpe ratio, the better the portfolio's risk-adjusted return. The Sharpe ratio is calculated by subtracting the risk free Treasury bill return from the portfolio's return and then dividing that number by the portfolio's overall standard deviation of return.
**   Quoted return is for the most recent period ended December 31, 1997.
+ Returns for 1997 are actual for the Dogs of the Market Fund, net of fees and expenses.

OTHER INVESTMENT POLICIES AND PRACTICES

This section takes a detailed look at other investment policies and practices of the Fund. The Fund's investments are subject to further restrictions and risks described in the Statement of Additional Information.

Shareholder approval is required to change the Fund's investment objective and certain investment restrictions noted in the following section as "fundamental policies." The Manager also follows certain "operating policies" which can be changed without shareholder approval. However, significant changes in operating policies are discussed with shareholders in Fund reports.

The Fund's holdings in certain kinds of investments cannot exceed maximum percentages of total assets, which are set forth below. While these restrictions provide a useful level of detail about the Fund's investments, investors should not view them as an accurate gauge of the potential risk of such investments. The net effect of a particular investment depends on its volatility and the size of its overall return in relation to the performance of all the Fund's other investments.

CASH AND SHORT-TERM SECURITIES. The Fund may temporarily invest a portion of its total assets in cash or liquid short-term securities pending investment of such assets in stocks in accordance with the Fund's investment strategy and in order to meet redemption requests. The Fund may also invest a portion of its assets in cash or liquid short-term securities for temporary defensive purposes, but is under no obligation to do so. Short-term securities in which the Fund may invest include certificates of deposit, commercial paper, notes, obligations issued or guaranteed by the U.S. Government or any of its agencies or instrumentalities, and repurchase agreements involving such securities. See "Repurchase Agreements," below.

The Manager does not expect assets invested in cash or liquid short-term securities to exceed 5% of the Fund's total assets at any time.

REPURCHASE AGREEMENTS. The Fund may invest in repurchase agreements. The Fund may only enter into repurchase agreements with a member bank of the Federal Reserve System or a well-established securities dealer in U.S. government securities. In the event of a bankruptcy or default by the seller of the repurchase agreement the Fund may suffer delays and incur costs or possible losses in liquidating the underlying security which is held as collateral, and the Fund may incur a loss if the value of the collateral declines during this period. As a matter of operating policy, the Fund may not invest more than 15% of its total assets in repurchase agreements maturing in more than seven days.

ILLIQUID SECURITIES. The Fund may invest up to 15% of its net assets in illiquid securities. Illiquid securities are securities which cannot be readily resold because of legal or contractual restrictions or which cannot otherwise be marketed, redeemed, put to the issuer or a third party, or which do not mature within seven days, or which the Manager, in accordance with guidelines approved by the Board of Directors, has not determined to be liquid.

The Fund may purchase, without regard to the above limitation, securities that are not registered under the Securities Act of 1933 (the "Securities Act") but that can be offered and sold to "qualified institutional buyers" under Rule 144A under the Securities Act, provided that the Board of Directors, or the Manager pursuant to guidelines adopted by the Board, continuously determines, based on the trading markets for the specific Rule 144A security, that it is liquid.

LENDING OF PORTFOLIO SECURITIES. Like other mutual funds, the Fund may from time to time lend securities from its portfolio to banks, brokers and other financial institutions to earn additional income. The principal risk is that the borrower may default on its obligation to return borrowed securities, because of insolvency or otherwise. In this event, the Fund could experience delays in recovering its securities and capital. In accordance with applicable law, the Fund may not lend portfolio securities representing in excess of 33 1/3% of its total assets. The lending policy is a fundamental policy.

BORROWING. The Fund may borrow money from banks in an amount up to 33% of its total assets for extraordinary or emergency purposes such as meeting anticipated redemptions, and may pledge assets in connection with such borrowing. The borrowing policy is a fundamental policy.

INDUSTRY  CONCENTRATION.  The Fund may not  invest  more  than 25% of its  total
assets  in  any  one  industry  (excluding  U.S.  Government  securities).   The
concentration policy is a fundamental policy.

FOREIGN SECURITIES. The Fund may invest up to 25% of its total assets in securities of foreign issuers, either through (i) direct purchase of securities of foreign issuers or (ii) purchase of American Depository Receipts ("ADRs") which are dollar-denominated securities of foreign issuers traded in the U.S. Such investments increase diversification of the Fund's portfolio and may enhance return, but they also involve some special risks such as exposure to potentially adverse local political and economic developments, nationalization and exchange controls; potentially lower liquidity and higher volatility; possible problems arising from regulatory practices that differ from U.S. standards; the imposition of withholding taxes on income from such securities; confiscating taxation; and the chance that fluctuations in foreign exchange rates will decrease the investment's value (favorable changes can increase its value). These risks are heightened for investment in developing countries and there is no limit on the amount of the Fund's foreign investments that may be invested in such countries.

The Fund may invest in ADRs through both sponsored and unsponsored arrangements. The issuers of unsponsored ADRs are not obligated to disclose material information in the United States, and therefore, there may not be a correlation between such information and the market value of the ADRs.

Hedging and Return Enhancement Strategies. The Fund is permitted to utilize certain hedging and return enhancement strategies and techniques such as options on securities and securities indices, futures contracts on securities and securities indices and options on futures contracts, as described below.

Futures (a type of potentially high-risk derivative) are often used to manage or hedge risk, because they enable the investor to buy or sell an asset in the future at an agreed upon price. Options (another potentially high-risk derivative) give the investor the right, but not the obligation, to buy or sell an asset at a predetermined price in the future. The Fund may buy and sell futures and options contracts for any number of reasons, including: to manage its exposure to changes in securities prices; as an efficient means of adjusting its overall exposure to certain markets; in an effort to enhance income; and to protect the value of portfolio securities. The Fund may purchase, sell, or write call and put options on securities, financial indices and futures.

Futures contracts and options may not always be successful hedges; their prices can be highly volatile. Using them could lower the Fund's total return, and the potential loss from the use of futures can exceed the Fund's initial investment in such contracts.

As a matter of operating policy, initial margin deposits and premiums on options used for non-hedging purposes will not equal more than 5% of the Fund's net asset value.

FIRM COMMITMENT AGREEMENTS AND WHEN-ISSUED PURCHASES. The Fund may purchase securities under a firm commitment agreement or on a when-issued basis. Firm commitment agreements and when-issued purchases call for the purchase of securities at an agreed-upon price on a specified future date, and would be used, for example, when a decline in the yield of securities of a given issuer is anticipated. The Fund as purchaser assumes the risk of any decline in value of the security beginning on the date of the agreement or purchase. The Fund will not enter into such transactions for the purpose of leveraging, and accordingly, will segregate liquid assets with its custodian equal (on a daily market-to-market basis) to the amount of its commitment to purchase the when-issued securities and securities subject to the firm commitment agreement.

WARRANTS. The Fund may invest in warrants, which are similar to options to purchase securities at a specific price valid for a specific period of time. The Fund may not invest more than 5% of its net assets (at the time of investment) in warrants (other than those attached to other securities). If the market price of the underlying security never exceeds the exercise price, the Fund will lose the entire investment in the warrant. Moreover, if a warrant is not exercised within the specified time period, it will become worthless and the Fund will lose the purchase price and the right to purchase the underlying security.

DIVERSIFICATION. In order to maintain the Fund's status as a diversified investment company, with respect to 75% of the Fund's total assets: 1) not more than 5% of the Fund's assets may be invested in the securities of a single issuer (excluding U.S. Government securities); and 2) the Fund may not hold more than 10% of the outstanding voting securities of a single issuer. The diversification policy is a fundamental policy.

PORTFOLIO TRANSACTIONS. In executing portfolio transactions, the Fund seeks to obtain the best net results, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, operational facilities of the firm involved and the firm's risk in positioning a block of securities. While the Fund generally seeks reasonably competitive commission rates, the Fund does not necessarily pay the lowest commission or spread available. In addition, consistent with the Conduct Rules of the National Association of Securities Dealers, Inc., the Manager may consider sales of shares of the Fund as a factor in the selection of brokers or dealers to execute portfolio transactions for the Fund.

PORTFOLIO TURNOVER. The Fund anticipates that its annual turnover rate should not exceed 50% under normal conditions. The portfolio turnover rate is calculated by dividing the lesser of the Fund's annual sales or purchases of portfolio securities (exclusive of purchases or sales of securities whose maturities at the time of acquisition were one year or less) by the monthly average value of the securities in the portfolio during the year. High portfolio turnover involves correspondingly greater transaction costs in the form of brokerage commissions and dealer spreads, which are borne directly by the Fund.

                                  RISK FACTORS

WHAT ARE SOME OF THE POTENTIAL RISKS ASSOCIATED WITH THE STRATEGY?

The Strategy Indexing utilized by the Fund provides a disciplined approach to investing, based on a buy and hold philosophy during the course of each year, which ignores market timing and rejects active management. The Fund will adhere to its Strategy (subject to applicable federal tax requirements relating to mutual funds), despite any adverse developments concerning an issuer, an industry, the economy or the stock market generally. This could result in substantial losses to the Fund, if for example, the stocks selected for the Fund's portfolio for a given year are experiencing financial difficulty, or are out of favor in the market because of weak performance, poor earnings forecast, negative publicity or general market cycles. The Fund is not an appropriate investment for those who are not comfortable with the Fund's Strategy.

There can be no assurance that the market factors that caused the stocks held in the Fund's portfolio to meet the Strategy's investment criteria as of rebalancing in any given year will continue during such year until the next rebalancing, that any negative conditions adversely affecting a stock's price will not develop and/or deteriorate during a given year, or that share prices of a stock will not decline during a given year.

As described above, the Fund's portfolio is rebalanced annually in accordance with its Strategy. Rebalancing may result in elimination of better performing assets from the Fund's portfolio and increases in investments in securities with relatively lower total return.

WHAT ARE SOME POTENTIAL RISKS ASSOCIATED WITH INVESTING PRIMARILY IN COMMON STOCKS?

The fundamental risk associated with any common stock fund is the risk that the value of the stocks it holds might decrease. Stock values may fluctuate in response to the activities of an individual company or in response to general market and/or economic conditions. Historically, common stocks have provided greater long-term returns and have entailed greater short-term risks than other investment choices. Smaller or newer issuers are more likely to realize more substantial growth as well as suffer more significant losses than larger or more established issuers. Investments in such companies can be both more volatile and more speculative. The Fund is not an appropriate investment for those who are unable or unwilling to assume the risk involved generally with investment in common stocks.

ARE THERE ANY ADDITIONAL RISKS ASSOCIATED WITH INVESTMENT IN THE FUND?

There is no guarantee that the investment objective of the Fund will be achieved or that the value of a shareholder's investment in the Fund will not decrease.

                    MANAGEMENT AND ORGANIZATION OF THE FUND

MANAGEMENT

WHO RUNS THE FUND?

GENERAL OVERSIGHT. O'Shaughnessy Funds, Inc. is governed by a Board of Directors that meets regularly to review the Fund's investment, performance, expenses, and other business affairs. The Board elects the Fund's officers.

MANAGER. O'Shaughnessy Capital Management, Inc. acts as investment manager of the Fund pursuant to a management agreement with O'Shaughnessy Funds on behalf of the Fund (the "Management Agreement"). In its capacity as investment manager, the Manager is responsible for selection and management of the Fund's portfolio investments. For its services, the Fund pays the Manager a fee each month, at the annual rate of 0.74% of the Fund's average daily net assets.

The Manager's office is located at 35 Mason Street, Greenwich, Connecticut 06830. O'Shaughnessy Capital Management was incorporated in 1988. The Manager serves  as  portfolio  consultant  to  a  unit  investment  trust  and  provides investment advisory services to investment companies and individual and institutional accounts with assets in excess of $800 million.

PORTFOLIO MANAGEMENT. James P. O'Shaughnessy has had the day-to-day responsibility for managing the Fund's portfolio and developing and executing the Fund's investment program since inception of the Fund. For the past ten years, Mr. O'Shaughnessy has served as Chairman and CEO of the Manager, and in such capacity, has managed equity accounts for high net worth individuals and served as portfolio consultant to a unit investment trust. Mr. O'Shaughnessy is recognized as a leading expert and pioneer in quantitative equity analysis. He is the author of three financial books, Invest Like the Best, What Works on Wall Street and How to Retire Rich.

DISTRIBUTOR. First Fund Distributors, Inc. (the "Distributor"), a registered broker-dealer, acts as the principal distributor of the shares of the Fund. The address of the Distributor is 4455 E. Camelback Road, Suite 261 E, Phoenix, Arizona 85018. The Distributor provides distribution services to the Fund at no cost to the Fund.

ADMINISTRATOR. Pursuant to an Administration Agreement, Investment Company Administration, LLC (the "Administrator") serves as administrator of the Fund. The Administrator provides certain administrative services, including, among other responsibilities, coordinating relationships with independent contractors and agents, preparing for signature by officers and filing of certain documents required for compliance with applicable laws and regulations, preparing financial statements, and arranging for the maintenance of books and records. For its services, the Fund pays the Administrator a fee each month, at the annual rate of 0.10% of the first $100 million of the Fund's average daily net assets, 0.05% of the next $100 million of such net assets, and 0.03% of such net assets over $200 million, with a minimum fee of $40,000 annually. The address of the Administrator is 4455 E. Camelback Rd., Suite 261 E, Phoenix, Arizona 85018. The Administrator and the Distributor are under common control and are therefore considered affiliates of each other.

TRANSFER AGENT AND CUSTODIAN. Firstar Mutual Fund Services, LLC acts as the Fund's transfer and dividend disbursing agent (the "Transfer Agent"). Firstar Bank Milwaukee is the Fund's custodian (the "Custodian"). The address of the Transfer Agent and Custodian is 615 E. Michigan Street, Third Floor, Milwaukee, Wisconsin 53202.

YEAR 2000 RISK. Like other business organizations around the world, the Fund could be adversely affected if the computer systems used by its investment manager and other service providers do not properly process and calculate information related to dates beginning January 1, 2000. This is commonly known as the "Year 2000 Issue." The Fund's manager has taken steps that it believes are reasonably designed to address the Year 2000 Issue with respect to its own computer systems and the Fund has obtained assurances from the Fund's other service providers that they are taking comparable steps. However, there can be no assurance that these actions will be sufficient to avoid any adverse impact on the Fund.

HOW ARE FUND EXPENSES DETERMINED?

The Management Agreement identifies the expenses to be paid by the Fund. In addition to the fees paid to the Manager, the Fund pays certain additional expenses, including but not limited to, the following: shareholder service expenses; custodial, accounting, legal, and audit fees; administrative fees; costs of preparing and printing prospectuses and reports sent to shareholders; registration fees and expenses; proxy and annual meeting expenses (if any); and independent Director fees and expenses. The Manager has voluntarily agreed to reduce fees payable to it by the Fund or reimburse the Fund to the extent necessary to limit the Fund's aggregate annual operating expenses to 2.00% of average net assets (the "expense cap"). Any such reductions made by the Manager in its fees or reimbursement of expenses with respect to the Fund are subject to recapture by the Manager provided the Fund is able to effect such recapture while keeping total operating expenses at or below the annual expense cap, and that no recapture will be made after September 30, 2000. Any amounts reimbursed will have the effect of increasing fees otherwise paid by the Fund.

                                  ORGANIZATION

HOW IS THE FUND ORGANIZED?

The Fund is an investment portfolio or series of O'Shaughnessy Funds. There are three other investment portfolios of O'Shaughnessy Funds, shares of which are not offered for sale through this Prospectus: O'Shaughnessy Cornerstone Value Fund, O'Shaughnessy Cornerstone Growth Fund and O'Shaughnessy Aggressive Growth Fund (the "other O'Shaughnessy Funds"). The charter of O'Shaughnessy Funds provides that the Board of Directors may issue additional investment portfolios of shares and/or additional classes of shares for each investment portfolio. O'Shaughnessy Funds was organized as a corporation in Maryland on May 20, 1996.

WHAT IS MEANT BY "SHARES"?

As with all mutual funds, investors purchase shares when they invest in the Fund. These shares are a part of a Fund's authorized capital stock, but share certificates are not generally issued.

Each full share and fractional share entitles the shareholder to: receive a proportional interest in the Fund's capital gain distributions; and cast one vote per share on certain Fund matters, including the election of Fund Directors, changes in fundamental policies, or approval of changes in the Fund's Management Agreement.

Shareholder inquiries may be addressed to the Fund at the address or telephone number set forth on the cover page of this Prospectus.

DOES THE FUND HAVE ANNUAL SHAREHOLDER MEETINGS?

The Fund is not required to hold annual meetings and does not intend to do so except when certain matters, such as a change in the Fund's fundamental policies, are to be decided. In addition, shareholders representing at least 10% of all eligible votes may call a special meeting if they wish, for the purpose of voting on the removal of any Fund Director. If a meeting is held and you cannot attend, you can vote by proxy. Before the meeting, the Fund will send you proxy materials that explain the issues to be decided and include a voting card for you to mail back.

                         INFORMATION ABOUT YOUR ACCOUNT

PURCHASE OF SHARES

The minimum initial investment in the Fund is $2,500 for regular accounts and $250 for Individual Retirement Accounts. For corporate sponsored retirement plans, there is no minimum initial investment. There is no minimum subsequent investment requirement for any account, however, a $100 minimum exists for each additional investment made through the automatic investment plan.

Investors may make an initial purchase of shares and subsequent investments in the Fund by mail or wire as described below. The Fund reserves the right in its sole discretion to waive the minimum investment amounts, including in the case of investments by employees and affiliates of the Manager and family members of any of the foregoing, and Individual Retirement Accounts ("IRAs") of shareholders of the Fund, and certain purchase programs made available to clients of financial intermediaries eligible to sell shares of the Fund.

The Internal Revenue Service requires the correct reporting of social security numbers or tax identification numbers. The failure to provide this information will result in the rejection of an investor's Application.

HOW DO I PURCHASE SHARES BY MAIL?

For initial investments, please send a completed Application, together with a check payable to O'Shaughnessy Dogs of the Market Fund to O'Shaughnessy Funds, Inc., c/o Firstar Mutual Fund Services, LLC, at P.O. Box 701, Milwaukee, WI 53201-0701 (for Applications sent by U.S. mail) or 615 E. Michigan Street, Third Floor, Milwaukee, WI 53202 (for Applications sent via overnight courier). Subsequent investments must be accompanied by a letter indicating the name(s) in which the account is registered and the account number or by the remittance portion of the account statement and mailed to the address stated above.

HOW DO I PURCHASE SHARES BY WIRE?

If you are wiring funds, call the Fund at 877-OSFUNDS (673-8637) for an account number if this is an initial investment or to inform the Transfer Agent that a wire is expected if this is a subsequent investment.

For an initial investment, prior to or immediately after the funds are wired, a completed Application should be sent to O'Shaughnessy Funds, Inc., c/o Firstar Mutual Fund Services, LLC, at P.O. Box 701, Milwaukee, WI 53201-0701 (for
Applications sent by U.S. mail) or 615 E. Michigan Street, Third Floor, Milwaukee, WI 53202 (for Applications sent via overnight courier). Instruct your bank to wire federal funds to O'Shaughnessy Funds, c/o Firstar Mutual Fund Services, LLC, ABA# 075000022, DDA # 112952137.

The wire should specify the name of the Fund, the name(s) in which the account is registered, the shareholder's social security number or employer tax identification number, the account number and the amount being wired. Please indicate if this is an initial or subsequent investment. Wire purchases are normally used only for large purchases (over $5,000). Your bank may charge you a fee for sending the wire.

WHAT IS THE  PURCHASE  PRICE  OF  FUND  SHARES  AND  WHEN  DO  PURCHASES  BECOME
EFFECTIVE?

Purchases of Fund shares become effective and shares will be priced at the net asset value per share ("NAV") next determined after the investor's check or wire is received by the Transfer Agent. NAV for the Fund is calculated as of the close of business on the New York Stock Exchange ("NYSE") (currently 4:00 pm, Eastern time). If your request is received in correct form before 4:00 pm Eastern time, your transaction will be priced at that day's NAV. If your request is received after 4:00 pm, it will be priced at the next business day's NAV. Orders that request a particular day or price for your transaction or any other special conditions cannot be accepted.

The time at which transactions and shares are priced and the time until which orders are accepted may be changed in case of an emergency or if the NYSE closes at a time other than 4:00 pm, Eastern time.

The purchase order must include the documentation specified above. Please do not send purchase orders to the Fund; the Fund forwards purchase orders to the Transfer Agent and a purchase will not become effective until the Transfer Agent receives all the necessary documentation.

WHAT ARE THE CONDITIONS OF PURCHASE?

All purchase orders are subject to acceptance or rejection by the Fund or the Distributor, in their sole discretion. The offering of shares may be suspended whenever the Fund considers suspension desirable or when required by any order, rule or regulation of any governmental body having jurisdiction. Checks and money orders should be drawn on United States banks; the Fund and the Distributor reserve the right to reject checks drawn on foreign banks.

The Transfer Agent will mail a confirmation of each completed purchase to the investor. If an order is canceled because an investor's check does not clear, the investor will be responsible for any loss incurred by the Fund, the Transfer Agent, the Distributor, the Administrator or the Manager. If the investor is already a shareholder, the Fund may redeem shares from the account to cover any loss. If the investor is not a shareholder or if the loss is greater than the value of the shareholder's account, the Distributor will be responsible for any loss to the Fund, and will have the right to recover such amount from the investor.

WHO DO I CONTACT IF I HAVE QUESTIONS ABOUT MY ACCOUNT OR NEED ADDITIONAL INFORMATION CONCERNING AN INVESTMENT IN THE FUND?

If you have investment questions about the Fund, or if you would like any additional information relating to an investment in the Fund, please call 877-OSFUNDS (673-8637) (toll-free), or write to the Distributor at First Fund Distributors, Inc., 4455 E. Camelback Road, Suite 261 E, Phoenix, Arizona, 85018. If you are a shareholder and have questions about your account, or if you wish to arrange for wire transactions, please call the Fund at 877-OSFUNDS (673-8637). Before telephoning, please be sure to have your account number and social security number or employer tax identification number readily available.

WILL I RECEIVE SHARE CERTIFICATES FOR SHARES PURCHASED?

Share certificates will not be issued for shares unless the investor sends a written request for certificates to O'Shaughnessy Funds, Inc., c/o Firstar Mutual Fund Services, LLC, at P.O. Box 701, Milwaukee, WI 53201-0701 (for requests sent via U.S. mail) or 615 E. Michigan Street, Third Floor, Milwaukee, WI 53202 (for requests sent via overnight courier). Share certificates are issued only for full shares and may be redeposited in the shareholder's account at any time. In order to facilitate redemptions and exchanges, most shareholders elect not to receive certificates, since a shareholder wishing to redeem or exchange shares represented by a certificate must surrender such certificate, properly endorsed on the reverse side together with a signature guarantee. (See "Redemption of Shares - When are signature guarantees required?" below). If a certificate is lost, the shareholder may incur an expense in replacing it.

CAN I PURCHASE SHARES THROUGH BROKER-DEALERS OTHER THAN THE DISTRIBUTOR?

O'Shaughnessy Funds may enter into agreements with various outside brokers on behalf of the Funds through which shareholders may purchase shares. Such shares may be held by such outside brokers in an omnibus account rather than in the name of the individual shareholder. The Manager may reimburse the outside brokers for providing shareholder services to the omnibus accounts in an amount equal to what the Fund would otherwise have paid to provide shareholder services to each individual shareholder account.

Investors may also arrange to purchase shares of the Fund through other outside broker-dealers with which O'Shaughnessy Funds does not have an arrangement, and such broker-dealers may purchase shares of the Fund by telephone if they have made arrangements in advance with the Fund. To place a telephone order such broker-dealer should call the Fund at 877-OSFUNDS (673-8637).

Purchases by broker-dealers become effective and shares will be priced as described above. If an investor purchases shares through broker-dealers other than the Distributor, such broker-dealers may charge the investor a service fee that is reasonable for the service performed, bearing in mind that the investor could have acquired or redeemed the Fund's shares directly without the payment of any fee. No part of any such service fee will be received by the Distributor, the Manager, the Administrator or the Fund.

EXCHANGE PRIVILEGE

Shares  of  the  Fund  may  be  exchanged  for  shares  of  each  of  the  other
O'Shaughnessy Funds (i.e., O'Shaughnessy Cornerstone Value Fund, O'Shaughnessy Cornerstone Growth Fund and O'Shaughnessy Aggressive Growth Fund). Prospectuses for the other O'Shaughnessy Funds may be obtained by writing to the Distributor at 4455 E. Camelback Road, Suite 261 E, Phoenix AZ 85018, Attention:
O'Shaughnessy Funds, Inc. or by calling 877-OSFUNDS (673-8637) (toll-free).

You may also exchange shares of the Fund for shares of the Firstar Money Market Fund, a money market mutual fund not affiliated with O'Shaughnessy Funds or the Manager. Prior to making such an exchange, you should obtain and carefully read the prospectus for the Firstar Money Market Fund. The exchange privilege does not constitute an offering or recommendation on the part of the Fund or the Manager of an investment in the Firstar Money Market Fund.

If you exchange into shares of the Firstar Money Market Fund you may establish checkwriting privileges on the Firstar Money Market Fund. Contact the Fund at 877-OSFUNDS (673-8637) for a checkwriting application and signature card.

The exchange procedures are described below.

IS THERE ANY SALES CHARGE OR MINIMUM INVESTMENT APPLICABLE TO AN EXCHANGE?

Shareholders of the Fund may exchange their shares of the Fund, without the payment of any sales or service charge unless the exchange is effected via telephone instructions for which a $5.00 charge will be levied or on shares held less than 90 days for which a redemption fee will be charged (see "Information

About Your Account - Redemption of Shares"), for shares of any other fund into which an exchange is permitted equal in value to the net asset value of the shares being exchanged. All exchanges are subject to all applicable terms set forth in the prospectus of the fund into which the exchange is being made. If a shareholder exchanges shares through a broker-dealer other than the Distributor, such broker-dealer may charge the shareholder a service fee, no part of which will be received by the Distributor, the Manager, the Fund, or the fund into which the exchange is being made.

AT WHAT PRICE IS AN EXCHANGE EFFECTED?

An exchange is effected at the respective net asset values of the two funds with respect to which shares are being exchanged as next determined following receipt by the fund into which the exchange is being made of all necessary documentation in connection with the redemption of Fund shares as described below under "Redemption of Shares - How do I redeem shares by mail?"

DO CURRENT INSTRUCTIONS CONCERNING RECEIPT OF DIVIDENDS AND DISTRIBUTIONS CARRY OVER TO EXCHANGED SHARES?

Dividend and distribution instructions with respect to exchanged shares will remain the same as those given previously by the shareholders to the fund from which the shareholder is exchanging the shares, unless the shareholder designates a change in such instructions by writing to the Transfer Agent. Please note that such changed instructions (i) must be signed by the registered owners(s) of the shares, exactly as the account is registered and signature guaranteed, and (ii) include the name of the account, the account number, and the name of the fund for which instructions have changed.

WHAT ARE THE CONDITIONS APPLICABLE TO AN EXCHANGE?

Exchanges involving the redemption of shares recently purchased by personal, corporate or government check will be permitted only after the Fund has reasonable belief that the check has cleared, which may take up to fifteen days after the purchase date. The exchange privilege is available only in states where shares of the other O'Shaughnessy Funds or the Firstar Money Market Fund may be sold legally.

The Fund, the other O'Shaughnessy Funds and the Firstar Money Market Fund each reserves the right to reject any order to acquire its shares through exchange or otherwise and to restrict or terminate the exchange privilege at any time. If the exchange privilege is to be permanently terminated, the Fund will provide its shareholders with written notice of such termination. The Fund reserves the right to suspend temporarily the telephone exchange privilege in emergency circumstances or in cases where, in the judgment of the Fund, continuation of the privilege would be detrimental to the Fund and its shareholders as a whole. Such temporary suspension can be without prior notification.

HOW CAN I MAKE EXCHANGES BY TELEPHONE?

Shareholders who have completed the section of the Fund's Application entitled "Shareholder Privileges" are eligible to make telephone requests for exchanges and may do so by telephoning the Fund at 877-OSFUNDS (673-8637). A shareholder who has not completed the Shareholder Privileges section of the Application but who wishes to become eligible to make telephone exchanges should designate a change in such instructions by writing to the Transfer Agent. Please note that such changed instructions must (i) be signed by the registered owner(s) of the shares exactly as the account is registered and signature guaranteed, and (ii) include the name of the account, the account number and the name of the Fund. See "Redemption of Shares - How do I redeem shares by telephone?" below, which describes the time of day at which telephone redemptions and exchanges will be priced and processed. Telephone requests for exchanges cannot be accepted with respect to shares represented by certificates. Shares of the other O'Shaughnessy Funds or Firstar Money Market Fund acquired pursuant to a telephone request for exchange will be held under the same account registration as the shares redeemed through the exchange.

The Fund will employ reasonable procedures to confirm that instructions communicated by telephone are genuine. Neither the Fund nor any of its service contractors will be liable for any loss or expense in acting on telephone instructions that are reasonably believed to be genuine. In attempting to confirm that telephone instructions are genuine, the Fund will use procedures that are considered reasonable, including requesting a shareholder to correctly state the account number, the name(s) in which the account is registered, the social security number(s) registered to the account, and certain additional personal identification. A full description of these procedures is contained in the SAI.

Shareholders should be aware that, at times, the volume of telephone calls or other factors beyond the Fund's control may make it difficult to reach the Transfer Agent by telephone. This will be true particularly during periods of drastic economic market changes. In such cases, shareholders should continue to telephone or utilize the written exchange procedures described below.

Shareholders who effect exchanges of Fund shares by telephone will be charged a $5.00 exchange fee.

HOW DO I MAKE EXCHANGES BY MAIL?

To exchange shares by mail, send a written request for exchange signed by the registered owner(s) of the shares, exactly as the account is registered to O'Shaughnessy Funds, Inc., c/o Firstar Mutual Fund Services, LLC, at P.O. Box 701, Milwaukee, WI 53201-0701 (for requests sent by U.S. mail) or 615 E. Michigan Street, Third Floor, Milwaukee, WI 53202 (for requests sent via overnight courier). The request for exchange should include the following information: the name of the account, the account number, the number of Fund shares or the dollar value of Fund shares to be exchanged, the shares of which other fund (either another O'Shaughnessy Fund or the Firstar Money Market Fund) shares of the Fund are to be exchanged for, and the name on the account and the account number (if already established) with such other fund.

REDEMPTION OF SHARES

Shareholders can redeem their shares by giving instructions to the Transfer Agent in writing or by telephone. As more fully described below, these redemption instructions may have to be accompanied by additional documentation, which may include a signature guarantee.

If a shareholder redeems shares through a broker-dealer other than the Distributor, such broker-dealer may charge the shareholder a service fee, no part of which will be received by the Distributor, the Manager, the Administrator or the Fund.

HOW DO I REDEEM SHARES BY MAIL?

To redeem shares by mail, send a written request for redemption signed by the registered owner(s) of the shares, exactly as the account is registered to O'Shaughnessy Funds, Inc., c/o Firstar Mutual Fund Services, LLC, at P.O. Box 701, Milwaukee, WI 53201-0701 (for requests sent by U.S. mail) or 615 E. Michigan Street, Third Floor, Milwaukee, WI 53202 (for requests sent via overnight courier). The request should include the following: the name of the account, the account number, the number of shares or the dollar value of shares to be redeemed and whether proceeds are to be sent by mail or wire, and if by wire, giving the wire instructions; (ii) duly endorsed share certificates, if any have been issued for the shares redeemed; (iii) any signature guarantees that are required as described below; and (iv) any additional documents which might be required for redemptions by corporations, executors, administrators, trustees, guardians or other similar shareholders. Except as otherwise directed by the Fund in its discretion, the Transfer Agent will not redeem shares until it has received all necessary documents; corporate and institutional investors and fiduciaries should contact the Transfer Agent to ascertain what additional documentation is required.

WHEN WOULD I PAY A REDEMPTION FEE?

The Fund can experience substantial price fluctuations and are intended for long-term investors. Short-term "market timers" who engage in frequent purchases and redemptions can disrupt the Funds' investment programs and create additional transaction costs that are borne by all shareholders. For these reasons, the Fund will assess a 1.5% fee on redemptions (including exchanges) of Fund shares purchased and held for less than 90 days.

Redemption fees will be paid to the Fund to help offset transaction costs. The Fund will use the "first-in, first-out" (FIFO) method to determine the 90 day holding period. Under this method, the date of redemption or exchange will be compared with the earliest purchase date of shares held in the account. If this holding period is less than 90 days, the fee will be assessed.

The fee does not apply to any shares purchased through reinvested distributions (dividends and capital gains) or to shares held in retirement plans such as 401(k), 403(b), 457, Koegh, profit sharing, SIMPLE IRA, SEP-IRA, and money purchase pension accounts. These exceptions may not apply to shares held in broker omnibus accounts. The fee does apply to shares held in IRA accounts and to shares purchased through automatic investment plans (see "Other Shareholder Services - Automatic Investment Plan").

MAY I SEND REDEMPTION REQUESTS TO THE FUND?

Please do not send redemption requests to the Fund. The Fund must forward all redemption requests to the Transfer Agent and instructions for redemption will not be effective until received by the Transfer Agent. Shares redeemed will be priced at the net asset value per share next determined after acceptance of a complete redemption request by the Transfer Agent. Redemption requests received by the Transfer Agent after the close of the NYSE (currently 4:00 pm, Eastern time) will be treated as though received on the next business day. The Transfer Agent cannot accept redemption requests that specify a particular date for redemption or special redemption conditions.

WHEN ARE SIGNATURE GUARANTEES REQUIRED?

Except as indicated below, all of the signatures on any request for redemption or share certificates tendered for redemption must be guaranteed by a bank, broker-dealer, credit union (if authorized under state law), securities exchange or association, clearing agency or savings association. A notary public cannot provide a signature guarantee.

The Fund will waive the signature guarantee requirement on a redemption request that instructs that the proceeds be sent by mail if all of the following conditions apply: (i) the redemption is for $10,000 or less; (ii) the redemption check is payable to the shareholder(s) of record; (iii) the redemption check is mailed to the shareholder(s) at the address of record; and (iv) no shares represented by certificate are being redeemed. Share certificates submitted for redemption or exchange must be properly endorsed and contain signature guarantees. In addition, the Fund in its discretion may waive the signature guarantee for employees and affiliates of the Manager, the Distributor and the Administrator, and family members of the foregoing.

The requirement of a guaranteed signature protects against an unauthorized person redeeming shares and obtaining the redemption proceeds.

HOW DO I REDEEM SHARES BY TELEPHONE?

Shareholders who have completed the section of the Fund's Application entitled "Shareholder Privileges" are eligible to make telephone requests for redemptions (without charge) and may do so by telephoning the Fund at 877-OSFUNDS (673-8637). A shareholder who has not completed the Shareholder Privileges section of the Application but who wishes to become eligible to make telephone redemptions, should designate a change in such instructions by writing to the Transfer Agent. Please note that such changed instructions must (i) be signed by the registered owner(s) of the shares exactly as the account is registered and signature guaranteed, and (ii) include the name of the account, the account number and the name of the Fund.

Telephone redemptions cannot be accepted with respect to shares represented by certificates or for IRA accounts. In such cases, redemption can only be made by mail as described above under "Redemption of Shares - How do I redeem shares by mail?" Telephone requests for redemptions (or exchanges - see "Exchange Privilege" above) received before the close of business on the NYSE (currently 4:00 pm, Eastern time) on a business day will be priced and processed as of the close of business on that day; requests received after that time will be processed as of the close of business on the next business day.

As noted above, the Fund will employ reasonable procedures to confirm that instructions communicated by telephone are genuine. As long as such procedures are followed, neither the Fund nor any of its service providers will be liable for any loss, expense, or cost arising out of any telephone redemption request, including any fraudulent or unauthorized requests that are reasonably believed to be genuine. See "Exchange Privilege - How can I make exchanges by telephone?" above.

Shareholders should be aware that, at times, the volume of telephone calls or other factors beyond the Fund's control may make it difficult to reach the Transfer Agent by telephone. This will be true particularly during periods of drastic economic or market changes. In the event of difficulty in reaching the Transfer Agent, shareholders should continue to telephone or utilize the written redemption procedures described above under "Redemption of Shares - How do I redeem shares by mail?"

The Fund reserves the right to terminate the telephone redemption privilege at any time and, if so terminated, will provide the shareholders with written notice of such termination. The Fund reserves the right to suspend temporarily telephone redemptions in emergency circumstances or in cases where, in the judgment of the Fund, continuation of the privilege would be detrimental to the Fund and its shareholders as a whole. Such temporary suspension can be without prior notification.

WHAT OPTIONS DO I HAVE IN RECEIVING REDEMPTION PROCEEDS?

Redemption proceeds may be sent to shareholders by mail or by wire as described below. Wire redemptions will only be made if the Transfer Agent has received appropriate written wire instructions. Because of fluctuations in the value of the Fund's portfolio, the net asset value of shares redeemed may be more or less than the investor's cost.

REDEMPTION BY MAIL. In the case of shareholders who request that their redemption proceeds be sent by mail, the Transfer Agent mails checks for redemption proceeds typically within one or two business days, but no later than seven days, after it receives the request and all the necessary documents.

REDEMPTION BY WIRE. In the case of shareholders who request that their redemption proceeds be sent by bank wire, the Transfer Agent typically wires redemption proceeds the next business day, but no later than seven days, after it receives the request and all necessary documents.

Wire redemptions will be made only if the Transfer Agent has received appropriate written instructions from the shareholder either on the Fund's Application or by separate letter. A shareholder who has not indicated wire instructions on the Application, but would like to have redemption proceeds wired to a particular bank for each redemption request, should so designate by writing to the Transfer Agent. Please note that such instructions must (i) be signed by the registered owner(s) of the shares exactly as the account is registered and signature guaranteed, and (ii) include the name of the account, the account number and the name of the Fund.

A shareholder who would like to change the wire instructions indicated on the Application should designate a change in such instructions by writing to the Transfer Agent and complying with the requirements set forth in the preceding paragraph. There is a $1,000 minimum on redemption proceeds by bank wire. Shareholders who effect redemptions by wire transfer will pay a $12.00 wire transfer fee to the Transfer Agent to cover costs associated with the transfer. In addition, a shareholder's bank may impose a charge for receiving wires.

WHEN WOULD THE PAYMENT OF PROCEEDS BE DELAYED?

Please note that shares paid for by personal, corporate or government check cannot be redeemed before the Fund has reasonable belief that the check has cleared, which may take up to fifteen days after payment of the purchase price. This delay can be avoided by paying for shares by certified check or bank-wire. An investor will be notified promptly by the Transfer Agent if a redemption request cannot be accepted.

WOULD MY ACCOUNT EVER BE INVOLUNTARILY REDEEMED?

Due to the relatively high cost to the Fund of maintaining small accounts, we ask you to maintain an account balance of at least $2,500. If your balance is below $2,500 for three months or longer due to redemptions, we have the right to close your account after giving you 60 days in which to increase your balance.

                     INFORMATION ON DISTRIBUTIONS AND TAXES

DIVIDENDS AND OTHER DISTRIBUTIONS GENERALLY

Dividend and capital gain distributions are reinvested in additional Fund shares in your account unless you select another option on your Application. The advantage of reinvesting distributions arises from compounding; that is, you receive dividends and capital gain distributions on an increasing number of shares. Distributions not reinvested are paid by check or transmitted to your bank account.

INCOME DIVIDENDS

The Fund declares and pays dividends (if any) annually.

CAPITAL GAINS

A capital gain or loss is the difference between the purchase and sale price of a security. If the Fund has net capital gains for the year (after subtracting any capital losses), they are usually declared and paid in December to shareholders of record on a specified date that month.

TAX INFORMATION

You need to be aware of the possible tax consequences when: (1) the Fund makes a distribution to your account; (2) you sell Fund shares; or (3) you exchange shares of the Fund for shares of one of the other O'Shaughnessy Funds or the Firstar Money Market Fund. The following summary does not apply to retirement accounts, such as IRAs, which are tax-deferred until you withdraw money from them.

WILL I PAY TAXES ON REDEMPTIONS OR EXCHANGES OF FUND SHARES?

When you sell or exchange shares in the Fund, you may realize a gain or loss. Unless you are a dealer in securities, such gain or loss will be capital gain or loss. Consult your tax advisor concerning the tax rate applicable to your sale or exchange of Fund shares.

A loss recognized on a sale or exchange of shares of the Fund will be disallowed if other Fund shares are acquired (whether through automatic reinvestment of dividends or otherwise) within a 61-day period beginning 30 days before and ending 30 days after the date that the shares are disposed of. In such case, the basis of the shares acquired will be adjusted to reflect the disallowed loss. In addition, if you realize a loss on the sale or exchange of Fund shares held six months or less, your short-term loss recognized is reclassified to long-term to the extent of any long-term capital gain distribution received.

WILL I PAY TAXES ON FUND DISTRIBUTIONS?

Distributions of ordinary income and short-term capital gains are taxable as ordinary income. Distributions designated as capital gains dividends are taxable as capital gains regardless of the length of time shares of the Fund have been held. The dividends of the Fund will be eligible for the 70% deduction for dividends received by corporations only to the extent the Fund's income consists of dividends paid by U.S. corporations.

WHAT IS THE TAX EFFECT OF THE FUND'S INVESTMENT IN FOREIGN SECURITIES?

Pursuant to the Fund's investment objectives, the Fund may invest in foreign securities. Foreign taxes may be paid by the Fund as a result of tax laws of countries in which the Fund may invest. Income tax treaties between certain countries and the United States may reduce or eliminate such taxes. It is impossible to determine in advance the effective rate of foreign tax to which the Fund will be subject, since the amount of Fund assets to be invested in various countries is not known. Because the Fund limits its investment in foreign securities, shareholders will not be entitled to claim foreign tax credits with respect to their share of foreign taxes paid by the Fund on income from investments of foreign securities held by the Fund.

WHAT ARE THE TAX EFFECTS OF BUYING SHARES BEFORE A DISTRIBUTION?

If you buy shares shortly before or on the "record date" - the date that establishes you as the person to receive the upcoming distribution - you will receive, in the form of a taxable distribution, a portion of the money you just invested. Therefore, you may wish to find out the Fund's record date(s) before investing. Of course, a Fund's share price may, at any time, reflect undistributed capital gains or unrealized appreciation.

The foregoing is a general and abbreviated summary of the applicable provisions of the Code and Treasury regulations presently in effect, and does not address the state and local tax consequences of an investment in the Fund. For the complete provisions, reference should be made to the pertinent Code sections and the Treasury regulations promulgated thereunder. The Code and the Treasury regulations are subject to change by legislative or administrative action either prospectively or retroactively. For additional information regarding federal income tax consequences of an investment in the Fund, see "Additional Information About Dividends and Taxes" in the Statement of Additional Information."

Shareholders are urged to consult their own tax advisers regarding specific questions as to Federal, state, local or foreign taxes. Foreign investors should consider applicable foreign taxes in their evaluation of an investment in the Fund.

                            PERFORMANCE INFORMATION

This section should help you understand the terms used to describe Fund performance. The Fund's annual report will contain additional performance information and will be available upon request and without charge.

WHAT IS TOTAL RETURN?

This tells you how much an investment in the Fund has changed in value over a given time period. It reflects any net increase or decrease in the share price and assumes that all dividends and capital gains (if any) paid during the period were reinvested in additional shares. Including reinvested distributions means that total return numbers include the effect of compounding, i.e., you receive income and capital gain distributions on an increasing number of shares.

Advertisements for the Fund may include cumulative or compound average annual total return figures, which may be compared with various indices, other performance measures, or other mutual funds.

WHAT IS CUMULATIVE TOTAL RETURN?

This is the actual rate of return on an investment for a specified period. A cumulative return does not indicate how much the value of the investment may have fluctuated between the beginning and the end of the period specified.

WHAT IS AVERAGE ANNUAL TOTAL RETURN?

This is always hypothetical. Working backward from the actual cumulative return, it tells you what constant year-by-year return would have produced the actual, cumulative return. By smoothing out all the variations in annual performance, it gives you an idea of the investment's annual contribution to your portfolio provided you held it for the entire period in question.

                                NET ASSET VALUE

The price at which the Fund's shares are purchased or redeemed is the Fund's next determined net asset value per share. The net asset value per share is calculated as of the close of the NYSE (currently 4:00 pm, Eastern time) on each day that the NYSE is open for business and on each other day in which there is a sufficient degree of trading in the Fund's portfolio securities that the current net asset value of the Fund's shares may be materially affected by changes in the value of the Fund's portfolio securities.

HOW IS NET ASSET VALUE DETERMINED?

The Fund determines the net asset value per share by subtracting the Fund's total liabilities from the Fund's total assets (the value of the securities the Fund holds plus cash and other assets), dividing the remainder by the total number of shares outstanding, and adjusting the result to the nearest full cent.

HOW ARE THE SECURITIES HELD IN THE FUND'S PORTFOLIO VALUED?

Securities listed on the NYSE, American Stock Exchange or other national exchanges are valued at the last sale price on such exchange on the day as of which the net asset value per share is to be calculated. Over-the-counter securities included in the NASDAQ National Market System are valued at the last sale price. If there is no sale on a particular security on such day, it is valued at the mean between the bid and asked prices. Other securities, to the extent that market quotations are readily available, are valued at market value in accordance with procedures established by the Board of Directors. Any securities and other assets, for which market quotations are not readily available are valued in good faith in a manner determined by the Directors of the Fund best to reflect their fair value.

                           OTHER SHAREHOLDER SERVICES

Automatic Investment Plan An Automatic Investment Plan allows a shareholder to make automatic monthly or quarterly investments into a Fund account, in amounts of at least $100, by having the Transfer Agent draw an automatic clearing house
(ACH) debit electronically against a shareholder's checking or savings account. A shareholder may establish an Automatic Investment Plan by completing the appropriate section on the Application for new accounts or by calling the Fund at 877-OSFUNDS (673-8637) and requesting an Automatic Investment Plan Application for existing accounts. A shareholder should be aware that a signed Application should be received by the Transfer Agent at least 15 business days prior to the initial transaction. The Transfer Agent will assess a $20 fee if the automatic investment cannot be made due to insufficient funds, stop payment, or for any other reason. The Fund cannot guarantee acceptance by your bank.

Systematic Cash Withdrawal Plan When an account of $10,000 or more is opened or when an existing account reaches that size, a shareholder may participate in the Fund's Systematic Cash Withdrawal Plan by filling out the appropriate part of the Application. Under this plan, a shareholder may receive (or designate a third party to receive) a monthly or quarterly check in a stated amount of not less than $50. Fund shares will be redeemed as necessary to meet withdrawal payments. All participants must elect to have their dividends and capital gain distributions reinvested automatically. A shareholder who decides later to use this service should call the Fund at 877-OSFUNDS (673-8637).

Reports to Shareholders Each time a shareholder invests, redeems, transfers or exchanges shares, or receives a distribution, the Fund will send a confirmation of the transaction which will include a summary of all of the shareholder's most recent transactions.

At such time as prescribed by law, the Fund will send to each shareholder the following reports (if they are applicable), which may be used in completing U.S. income tax returns:

Form 1099-DIV Report taxable distributions during the preceding calendar year. (If a shareholder did not receive taxable distributions in the previous year, such shareholder will not be sent a 1099-DIV.)

Form 1099-B Reports redemption proceeds paid (including those resulting from exchanges) during the preceding calendar year.

Form 1099-R Report distributions from retirement plan accounts during the preceding calendar year.

Form 5498 Reports contributions to IRAs for the previous calendar year.

If an investor's shares are held by an outside broker in an omnibus account, it is the responsibility of such outside broker to provide shareholders whose shares are held in the omnibus account with any reports prescribed by law which the shareholders require in order to complete their U.S. income tax returns. Shareholders will also receive annual and semi-annual reports including the financial statements of the Funds for the respective periods.

RETIREMENT PLANS

Eligible investors may invest in the Fund under the following prototype retirement plans:

     "Education" Individual Retirement Account (IRA)
     "Traditional" Individual Retirement Account (IRA)
     "Roth" Individual Retirement Account (IRA)
     Simplified Employee Pension (SEP) for sole proprietors,
            partnerships and corporations
     Profit-Sharing and Money Purchase Pension Plans for corporations and their employees

Automatic Reinvestment Plan For the convenience of investors, all dividends and distributions are automatically reinvested in full and fractional shares of the Fund at the net asset value per share at the close of business on the record date, unless otherwise specified on the Application or requested by a shareholder in writing. If the Transfer Agent does not receive a written request for subsequent dividends and/or distributions to be paid in cash at least three full business days prior to a given record date, the dividends and/or distributions to be paid to a shareholder will be reinvested. If a shareholder elects to receive dividends and distributions in cash and the U.S. Postal Service cannot deliver the checks, or if the checks remain uncashed for six months, the shareholder's distribution checks will be reinvested into the shareholder's account at the then current net asset value.

No person has been authorized to give any information or to make any representations, other than those contained in this Prospectus, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Fund, the Investment Adviser, the Administrator or the Distributor. This Prospectus does not constitute an offering in any state in which such offering may not lawfully be made.

                               INVESTMENT MANAGER
                     O'Shaughnessy Capital Management, Inc.
                                 35 Mason Street
                          Greenwich, Connecticut 06830
                                November 24, 1998

                                  ADMINISTRATOR
                     Investment Company Administration, LLC
                       4455 E. Camelback Road, Suite 261 E
                             Phoenix, Arizona 85018

                                   DISTRIBUTOR
                          First Fund Distributors, Inc.
                       4455 E. Camelback Road, Suite 261 E
                             Phoenix, Arizona 85018

                                 TRANSFER AGENT
                        Firstar Mutual Fund Services, LLC
                             615 E. Michigan Street
                           Milwaukee, Wisconsin 53202

                                    AUDITORS
                             McGladrey & Pullen, LLP
                                555 Fifth Avenue
                          New York, New York 10017-2416


                                  LEGAL COUNSEL
                      Swidler Berlin Shereff Friedman, LLP
                                919 Third Avenue
                            New York, New York 10022